Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-1 of our reports dated May 7, 2007 relating to the consolidated financial statements of NNN Realty Advisors, Inc. and subsidiaries and October 18, 2006 (November 16, 2006 as to Note 8) relating to the consolidated financial statements of Triple Net Properties Realty, Inc. and subsidiary appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 7, 2007